EXECUTION COPY
EXHIBIT 10.01

July 28, 2009

Mr. Jeffrey Woods
134 East 93rd Street
Apt #9C
New York, New York 10128

Dear Jeffrey:

We are pleased to offer you employment as Executive Vice President and Chief Financial Officer of MoneyGram International, Inc. (the “Company”) pursuant to the terms of this offer letter.

1. Position & Duties — You will serve as Executive Vice President and Chief Financial Officer, and in so doing you will report to the Chief Executive Officer (“CEO”) and will be responsible for communicating with the Board of Directors of the Company (“Board”) with respect to all matters within the scope of your position and duties. You will have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position(s), and will have such other or different powers and duties, as may from time to time be prescribed by the CEO. Subject to the Board’s passage of a resolution increasing the size of the Board by one and electing you to fill such newly vacancy, you will serve as a member of the Board, at no additional compensation. In addition, you will serve, if requested by the Company, as an officer or director of any subsidiary or affiliate of the Company, at no additional compensation. Your employment with the Company will begin on August 3, 2009.

2. Indemnification Agreement — In your capacity as a director and officer of the Company, you will have the benefit of an Indemnification Agreement in the form attached hereto as Exhibit A.

3. Salary — Your annual base salary will be $440,000, paid in accordance with the standard payroll practices of the Company and from which will be deducted income tax withholdings, social security and other customary employee deductions in conformity with the Company’s payroll policies in effect from time to time. Your annual base salary will be reviewed annually by the Human Resources and Nominating Committee of the Board.

4. Bonus — You will be eligible to participate in the Company’s Management and Line of Business Incentive Plan (“MIP”). Your annual MIP bonus targets will be established by the Board. Your annual MIP bonus will be (i) 60% of your annual base salary (“Base Target Bonus”) if the annual MIP bonus base targets are achieved and (ii) 120% of your annual base salary (“Maximum Target Bonus”) if the annual MIP bonus maximum targets are achieved. For fiscal year 2009, you will be eligible to receive a guaranteed bonus equal to 50% of your Base Target Bonus; provided, however, that if the annual MIP bonus maximum targets are achieved, you will be eligible to receive 75% of your Maximum Target Bonus. Your annual MIP bonus will be paid to you in a lump sum payable when such annual MIP bonus under the MIP is regularly paid to other MIP participants for such year but in no event later than the 15th day of the third month of the year following the year to which such MIP bonus relates.

5. Equity Arrangements — You will be eligible to participate in the Company’s equity incentive compensation program and, contingent upon approval of the Human Resources and Nominating Committee of the Board, you will be granted a non-qualified stock option to purchase 4,250,000 shares of the Company’s common stock pursuant to and subject to the terms and conditions of a Nonqualified Stock Option Agreement substantially in the form attached hereto as Exhibit B.

6. Benefits — You will be entitled to four (4) weeks paid vacation per calendar year and you will be eligible to participate in the Company’s benefit plans and welfare plans, on the same basis as that generally made available to other senior executives of the Company, on such terms and conditions as may be in effect and/or amended from time to time, in each case to the extent you are eligible for such benefits under the terms of such plans. Enclosed to this letter is information on the Company’s benefit plans. New employees are eligible for benefits the first day of the month following date of hire, provided the online enrollment form is completed within the first 31-days of employment. The next opportunity to enroll in benefits would be during open enrollment or if a qualifying event occurs. Enrollment instructions and a password for the Company’s benefit website are issued on the first day of employment.

7. Commuting Expenses; Relocation Expenses — The Company will reimburse you for (i) your reasonable air travel expenses (at the coach rate only) for commuting from New York to Minneapolis and your reasonable temporary housing expenses incurred during trips from your primary residence in New York to Minneapolis (“Commuting Expenses”) until June 30, 2010 or such earlier time as you move to the Minneapolis area, and (ii) your “Relocation Expenses” (as defined below) incurred in connection with your move to the Minneapolis area; provided, that, (i) all such expenses or reimbursements will be made within thirty (30) days following your submission of appropriate documentation of the applicable Commuting Expenses or Relocation Expenses in accordance with the Company’s policies and in any event no later than the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchanged for another benefit. The term “Relocation Expenses” shall mean your reasonable expenses to move personal effects and household furnishings from New York to the Minneapolis area (including transportation of goods, storage, and moving services), real estate brokerage fees and up to two trips for your spouse for house hunting in the Minneapolis area. The Company will also pay you an amount (a “Tax Gross-Up Payment”) sufficient to cover the additional federal, state and local income and employment taxes imposed upon you by virtue of the payments provided for in this Section 7, so that you will be in the same economic position as if you had not been subject to such additional federal, state and local income and employment taxes. You will agree to provide the Company or its agents, upon written request, with sufficient information to accurately calculate the amount of the Tax Gross-Up Payment due. Any Tax Gross-Up Payment as provided herein will be made within thirty (30) days following your submission of appropriate documentation of your tax remittances in accordance with the Company’s policies and in any event no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes (and any reimbursement of expenses incurred due to a tax audit or litigation will be made within thirty (30) days following your submission of appropriate documentation of your expenses in accordance with the Company’s policies but in no event later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed).

8. Business Expenses; Legal Fees — Reasonable expenses incurred by you during the period of your employment in the performance of your duties will be reimbursed by the Company within thirty (30) days following your submission of appropriate documentation of such business expenses in accordance with the Company’s policies. The Company will reimburse you up to $15,000 for reasonable attorney’s fees incurred in connection with the negotiation of this offer letter.

9. Termination of Employment — Your employment is at-will and may be terminated by you or the Company at any time and for any reason. In connection with your employment, you and the Company will enter into a Severance Agreement attached hereto as Exhibit C. The Severance Agreement will be in effect at the time your employment begins. Upon termination of your employment for any reason, you will resign, as of the date of such termination, from all positions with the Company.

10. Absence of Employment Restrictions — You hereby represent and warrant to the Company that (i) neither the execution and delivery of this offer letter nor the performance of your duties hereunder violates or will violate the provisions of any other agreement to which you are a party or by which you are bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of your duties hereunder, there are no agreements by which you are currently bound relating to employment or which contain any post-employment restrictions whatsoever.

11. Post-Employment Restrictions — The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment, entering into the Severance Agreement, the grant of a non-qualified stock option pursuant to the Nonqualified Stock Option Agreement and your subsequent employment, you will be required to sign the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement attached hereto as Exhibit D.

12. Pre-Employment Requirements — This offer of employment is contingent upon:

•	A satisfactory background check that includes verification of information recorded on your employment application and resume. To initiate your background check, please log on to www.myvci.com/moneygraminternational and provide the information requested.

•	Successfully completing a screening for illegal drugs. Information on the Company’s testing sites is enclosed. Testing must be completed within four (4) business days of accepting employment. The enclosed Forensic Drug Testing Custody and Control Form and picture identification must be taken to the testing site.

•	Proving identity and employment eligibility using items from the enclosed Acceptable Documents list.

I look forward to working with you and believe you will be a valuable addition to the Company. If you have any questions, please feel free to give me a call.

Very truly yours,

MoneyGram International, Inc.

By: Pamela H. Patsley
Its: Executive Chairman

Exhibit A

Indemnification Agreement

EXECUTION COPY
EXHIBIT A

EMPLOYEE DIRECTOR INDEMNIFICATION AGREEMENT

This Employee Director Indemnification Agreement (“Agreement”) is made as of the       day of      , 2009, by and between MoneyGram International, Inc. (the “Corporation”), a Delaware corporation, and Jeffrey Woods, a director and an officer of the Corporation (the “Employee Director”).

Recitals

A. The Employee Director has been elected to serve as a director of the Corporation and the Corporation desires the Employee Director to continue in such capacity.

B. The Employee Director has agreed to serve as an executive officer of the Corporation, and the Corporation desires the Employee Director to serve as an executive officer.

C. In addition to the indemnification to which the Employee Director is entitled under the Amended and Restated Certificate of Incorporation of the Corporation (the “Articles”), the Corporation at its sole expense maintains insurance protecting its officers and directors against certain losses arising out of actual or threatened actions, suits or proceedings to which such persons may be made or threatened to be made parties (“D & O Insurance”).

D. The Articles and the Delaware General Corporation Law specifically provide that they are not exclusive, and thereby contemplate that contracts may be entered into (i) between the Corporation and the members of its Board of Directors with respect to indemnification of such directors, and (ii) between the Corporation and its officers with respect to indemnification of such officers.

Agreement

In order to induce the Employee Director to continue to serve in the capacity as a director and an executive officer, in consideration of the Employee Director’s valuable services for the Corporation, the Corporation and the Employee Director agree as follows:

1. Continued Service. Employee Director will continue to serve as a director of the Corporation and an executive officer, in each case, at the will of the Corporation, or in accordance with separate contract to the extent that such a contract is in effect at the time in question, so long as the Employee Director is duly elected and qualified in accordance with the Articles and the Bylaws of the Corporation (“Bylaws”) or until the Employee Director resigns in accordance with applicable law.

2. Indemnity of Employee Director. The Corporation shall hold harmless and indemnify Employee Director to the full extent authorized or permitted by the provisions of the Delaware General Corporation Law or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which is adopted after the date hereof. To the extent that a change in the Delaware General Corporation Law (or other applicable law), whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Articles or the Bylaws and this Agreement, it is the intent of the parties hereto that Employee Director enjoy by this Agreement the greater benefits so afforded by such change. No amendment, alteration or repeal of this Agreement or of any provision hereof or of the Articles or the Bylaws or any provision thereof shall limit or restrict any right of Employee Director under this Agreement or such other documents in respect of any action taken or omitted by Employee Director in Employee Director’s capacity as a director or officer of the Corporation prior to such amendment, alteration or repeal.

3. Maintenance of Insurance and Self Insurance.

a. Subject only to the provisions of Section 3(b) hereof, so long as Employee Director shall continue to serve as a director of the Corporation (or shall continue at the request of the Corporation to serve as a director of another corporation, partnership, joint venture, trust or other enterprise) and/or as an executive officer of the Corporation, and thereafter so long as Employee Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Employee Director was a director or an officer of the Corporation or served in any of said other capacities, the Corporation will purchase and maintain in effect for the benefit of Employee Director one or more valid, binding and enforceable policies of D & O Insurance.

b. The Corporation shall not be required to maintain said policies of D & O Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the then directors of the Corporation, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

c. In the event the Corporation does not purchase and maintain in effect said policies of D & O Insurance pursuant to the provisions of Section 3(b) hereof, the Corporation shall hold harmless and indemnify Employee Director to the full extent of the coverage which would otherwise have been provided for the benefit of Employee Director pursuant to such D & O Insurance.

4. Additional Indemnity. Subject only to the exclusions set forth in Section 5 hereof, and without limiting any right which Employee Director may have now or in the future pursuant to the Delaware General Corporation Law, the Articles, the Bylaws, any other agreement, any resolution, any policy of insurance or otherwise, the Corporation hereby further agrees to hold harmless and indemnify Employee Director against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee Director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether by third parties or by or in the right of the Corporation to which Employee Director at any time becomes a party, or is threatened to be made a party, by reason of the fact that Employee Director is or was a director or an officer of the Corporation, or is or was serving or at any time serves at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

5. Limitations on Additional Indemnity. No indemnity pursuant to Section 4 hereof shall be paid by the Corporation:

a. for which and to the extent that payment is actually made to Employee Director under a valid and collectible insurance policy maintained by the Company;

b. for which and to the extent that Employee Director is indemnified by the Company or receives a recovery from the Company otherwise than pursuant to Section 4;

c. on account of any suit in which judgment is rendered against Employee Director for an accounting of profits made from the purchase or sale by Employee Director of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

d. with respect to acts or omissions which are not in good faith or which constitute intentional misconduct or a knowing violation of law;

e. with respect to authorization by Employee Director of the unlawful payment of a dividend or other distribution on the Corporation’s capital stock or the unlawful purchase of its capital stock;

f. with respect to any transaction from which Employee Director derived an improper personal benefit; or

g. if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

6. Notification and Defense of Claim. Promptly after receipt by Employee Director of notice of the commencement of any action, suit or proceeding, Employee Director will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Employee Director otherwise than under this Agreement or from any liability which is not directly related to the failure of Employee Director promptly to so notify the Corporation. With respect to any such action, suit or proceeding as to which Employee Director notifies the Corporation of the commencement thereof:

a. The Corporation will be entitled to participate therein at its own expense; and,

b. Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Employee Director. After notice from the Corporation to Employee Director of its election so to assume the defense thereof, the Corporation will not be liable to Employee Director under this Agreement for any legal or other expenses subsequently incurred by Employee Director in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Employee Director shall have the right to employ the Employee Director’s counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Employee Director unless (i) the employment of counsel by Employee Director has been authorized by the Corporation (ii) Employee Director shall have reasonably concluded that there may be a conflict of interest between the Corporation and Employee Director in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to continue the defense of any action, suit or proceeding properly brought by or on behalf of the Corporation or as to which Employee Director shall have made the conclusion provided for in (ii) above.

c. The Corporation shall not be required to indemnify Employee Director under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Employee Director without Employee Director’s written consent. Neither the Corporation nor Employee Director will unreasonably withhold its consent to any proposed settlement.

7. Advance Payments.

a. Employee Director shall be entitled to receive advance payments in the amount of all costs, charges, and expenses, including attorney and other fees and expenses, actually and reasonably incurred or reasonably to be incurred by Employee Director in defense of any action, suit or proceeding as described in Section 4 hereof.

b. Employee Director agrees that the Employee Director will reimburse the Corporation for all costs, charges and reasonable expenses paid or advanced by the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding against Employee Director in the event and only to the extent that it ultimately shall be determined in a final non-appealable determination by a court of competent jurisdiction that Employee Director is not entitled to be indemnified by the Corporation for such costs, charges and expenses under the provisions of this Agreement.

c. The Corporation agrees that if any party with a right to nominate the Employee Director to a position as a director or officer of the Corporation (or any affiliate thereof other than the Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with Employee Director, then (i) such party (or such affiliate, as the case may be) shall be fully subrogated to all rights of Employee Director with respect to such payment and (ii) the Corporation shall reimburse such party (or such other affiliate) for the payments actually made.

8. Indemnification Request.

(i) Advancement.

a. Employee Director shall in order to request advanced payments according to Section 7 hereof, submit to the Board of Directors a sworn statement of request for advancement of expenses in the form of Exhibit 1 attached hereto and made a part hereof (the “Advancement Request”), stating that (i) the Employee Director has incurred or will incur actual expenses in defending an action, suit, or proceeding as described in Section 4 hereof and (ii) the Employee Director undertakes to repay such amount if it shall ultimately be determined in a final non-appealable determination by a court of competent jurisdiction that the Employee Director is not entitled to be indemnified by the Corporation under this Agreement.

b. Upon receipt of the Advancement Request the Chairman of the Board, the President or any Vice President shall authorize immediate payment of the expenses stated in the Advancement Request within 10 calendar days, whereupon such payments shall immediately be made by the Corporation. No security shall be required in connection with any Advancement Request and it shall be accepted without reference to Employee Director’s ability to make repayment.

(ii) Indemnification.

a. Employee Director, in order to request indemnification pursuant to Section 4 hereof, shall submit to the Board of Directors a sworn statement of request for indemnification in the form of Exhibit 2 attached hereto and made a part hereof (the “Indemnification Request”) stating that Employee Director is entitled to indemnification under this Agreement. Such Indemnification Request shall contain a summary of the action, suit or proceeding and an itemized list of all payments made or to be made with respect to which indemnification is requested.

b. The Board of Directors shall be deemed to have determined that Employee Director is entitled to such indemnification unless, within 30 days after submission of the Indemnification Request, the Board of Directors shall have notified Employee Director in writing that it has determined, by a majority vote of directors who were not parties to such action, suit or proceeding based upon clear and convincing evidence, that Employee Director is not entitled to indemnification under this Agreement. The evidence shall be disclosed to Employee Director in such notice which shall be sworn to by all directors who participated in the determination and voted to deny indemnification.

c. In the event that (i) a majority vote according to Section 8.2(b) cannot be obtained or that (ii) there is a change in control of the Corporation (other than a change in control which has been approved by members of the Board of Directors who were directors prior to such change in control), the following procedure shall take place:

(aa) Employee Director shall choose subject to Corporation approval (which approval shall not be unreasonably withheld) counsel who has not performed any services for the Corporation or Employee Director within the last five years and who is in good standing (“Independent Legal Counsel”).

(bb) Independent Legal Counsel shall then determine within (i) thirty (30) days after submission of the Indemnification Request, or (ii) the Independent Legal Counsel’s acceptance to act as an Independent Legal Counsel, or (iii) such reasonable time as is required under the circumstances, whichever comes later, whether Employee Director is entitled to indemnification under this Agreement. Indemnification may only be denied according to Section 5 hereof and only based upon clear and convincing evidence. In the case of a denial, Independent Legal Counsel shall submit to the Board of Directors and to Employee Director within 10 days after the decision a written opinion disclosing the grounds and the evidence upon which such decision was based. The decision of Independent Legal Counsel shall be final.

d. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that Employee Director’s conduct was such that indemnity is not available pursuant to Section 5.

9. Continuation of Indemnity. All agreements and obligations of the Corporation contained herein shall continue during the period Employee Director is a director of the Corporation (including service at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise) or is a an officer of the Corporation and shall continue thereafter so long as Employee Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee Director was a director or executive officer of the Corporation or serving in any other capacity referred to herein.

10. Enforcement.

a. The Corporation expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on the Corporation hereby in order to induce Employee Director to serve or continue to serve as a director of the Corporation and continue to serve as executive officer of the Corporation, and acknowledges that Employee Director is relying upon this Agreement in continuing in such capacities.

b. In the event Employee Director is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Employee Director for all of Employee Director’s reasonable fees and expenses in bringing and pursuing such action.

11. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

12. Governing Law; Binding Effect; Amendment and Termination.

a. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

b. This Agreement shall be binding upon Employee Director and upon the Corporation, its successors and assigns, and shall inure to the benefit of Employee Director, the Employee Director’s heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.

c. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

EMPLOYEE DIRECTOR

By:

Name: Jeffrey Woods

Exhibit B

Nonqualified Stock Option Agreement

EXECUTION COPY
EXHIBIT B

MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (this “Agreement”) is made effective as of      , 2009 (the “Grant Date”) between MoneyGram International, Inc., a Delaware corporation (the “Company”), and Jeffrey Woods (the “Optionee”).

WHEREAS, in connection with the Optionee’s employment with the Company, the Company desires to grant to the Optionee an option to purchase shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) on the date hereof pursuant to the terms and conditions of this Agreement and the Company’s 2005 Omnibus Incentive Plan (the “Plan”);

WHEREAS, the Human Resources and Nominating Committee (the “Committee”) has determined that it would be to the advantage, and in the best interest, of the Company and its shareholders to grant the option provided for herein to the Optionee as an incentive for Optionee’s increased efforts during Optionee’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option.

Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee on the Grant Date, an option to purchase up to four million two hundred fifty thousand (4,250,000) shares of Common Stock at the option price set forth in Section 2 (the “Option”).

The foregoing award is a Non-qualified Stock Option granted under the Plan, which is incorporated herein by this reference and made part of this Agreement. The Option is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Option Price.

The per share purchase price of the shares subject to the Option shall be the higher of $1.50 or the Fair Market Value of the Common Stock as of the Grant Date (the “Option Price”), subject to appropriate adjustment as may be determined by the Committee from time to time in accordance with Section 9.

3. Term of Option and Exercisability.

The term of the Option shall be for a period of ten years from the Grant Date, terminating at the close of business on      , 2019 (the “Expiration Date”) or such shorter period as is prescribed in Sections 5 and 6 of this Agreement. Subject to the provisions of Sections 4, 5 and 6 of this Agreement, 50% of the Option shall vest and become exercisable based on a time-vesting schedule (the “Time-Based Option”) and the remaining 50% of the Option shall vest and become exercisable based on performance-based vesting criteria (the “Performance-Based Option”).

(a) Time-Based Option: Subject to the Optionee’s continued employment with the Company or any of its Subsidiaries on the applicable “Time-Vesting Date” set forth in the table below, the Time-Based-Option shall vest as follows:

Time-Vesting Date	Aggregate Percentage Vested Time-Based Option
1st Anniversary of Grant Date	20	%

2nd Anniversary of Grant Date	40	%

3rd Anniversary of Grant Date	60	%

4th Anniversary of Grant Date	80	%

5th Anniversary of Grant Date	100	%

There shall be no partial vesting during any period. Except as set forth in Section 5 hereof, if the Optionee’s employment with the Company or any of its Subsidiaries is terminated on or prior to the fifth anniversary of the Grant Date, the unvested portion of the Time-Based Option shall be forfeited as described in Section 5 hereof.

(b) Performance-Based Option: Subject to the Optionee’s continued employment with the Company or any of its Subsidiaries on the applicable Performance-Vesting Date (as defined below), the Performance-Based Option shall vest as follows:

(i) 50% of the Performance-Based Option (“Tranche 1 Performance-Based Option”) shall vest in full (A) so long as the Common Stock trades on a United States securities exchange or trading market (which, for the purpose of Section 3(b), shall include an over-the-counter market on the OTC Bulletin Board or Pink Sheets), on the earlier of (x) the date that the daily closing price of the Common Stock on the principal United States securities exchange or trading market on which the Common Stock is traded (the “Applicable Market”) equals or exceeds two (2) times the Option Price for any period of twenty (20) consecutive trading days during the five-year period following the Grant Date or (y) if there is a Change in Control (as defined below) during the five-year period following the Grant Date, on the date of such Change in Control, in the event the per share consideration in such Change in Control equals or exceeds two (2) times the Option Price, or (B) in the event the Common Stock does not trade on a United States securities exchange or trading market (such cessation, a “Going Private Event”), on the earlier of (x) following a Subsequent Public Offering (as defined below), the date during the five-year period following the Grant Date on which the Equity Value (as defined below) of a share of Common Stock would result in the Investors (as defined below) having value in their equity securities of the Company (assuming conversion into Common Stock of all convertible securities then held by the Investors) equal to or exceeding two (2) times the aggregate amount invested by the Investors in such securities or (y) if there is a Change in Control during the five-year period following the Grant Date, on the date of such Change in Control if the aggregate value of the cash, marketable securities and other consideration received by the Investors pursuant to such Change in Control, together with any distributions or proceeds previously received by the Investors, in each case, in connection with the equity securities of the Company held by the Investors, is equal to or exceeds two (2) times the aggregate amount invested by the Investors in securities of the Company (any of such dates, a “2X Performance Vesting Date”); and

(ii) the remaining 50% of the Performance-Based Option (“Tranche 2 Performance-Based Option”) shall vest in full (A) so long as the Common Stock trades on a United States securities exchange or trading market, on the earlier of (x) the date that the daily closing price of the Common Stock on the Applicable Market equals or exceeds three (3) times the Option Price for any period of twenty (20) consecutive trading days during the five-year period following the Grant Date or (y) if there is a Change in Control during the five-year period following the Grant Date, on the date of such Change in Control, in the event the per share consideration in such Change in Control equals or exceeds three (3) times the Option Price, or (B) in the event of a Going Private Event, on the earlier of (x) following a Subsequent Public Offering, the date during the five-year period following the Grant Date on which the Equity Value of a share of Common Stock would result in the Investors having value in their equity securities of the Company (assuming conversion into Common Stock of all convertible securities then held by the Investors) equal to or exceeding three (3) times the aggregate amount invested by the Investors in such securities or (y) if there is a Change in Control during the five-year period following the Grant Date, on the date of such Change in Control if the aggregate value of the cash, marketable securities and other consideration received by the Investors pursuant to such Change in Control, together with any distributions or proceeds previously received by the Investors, in each case, in connection with the equity securities of the Company held by the Investors, is equal to or exceeds three (3) times the aggregate amount invested by the Investors in securities of the Company (any of such dates, a “3X Performance Vesting Date”). The 2X Performance Vesting Date and the 3X Performance Vesting Date are each referred to as a “Performance-Vesting Date.”

Notwithstanding anything herein to the contrary, if the 2X Performance Vesting Date and/or the 3X Performance Vesting Date does not occur on or prior to the earlier of the fifth anniversary of the Grant Date and a Change in Control (absent a substitution of the applicable Options), the Tranche 1 Performance-Based Option and/or Tranche 2 Performance-Based Option, as applicable, shall be forfeited on such earlier date. Except as set forth in Section 5 hereof, if the Optionee’s employment with the Company or any of its Subsidiaries is terminated prior to the 2X Performance Vesting Date and/or the 3X Performance Vesting Date, the Tranche 1 Performance-Based Option and/or Tranche 2 Performance-Based Option, as applicable, shall be forfeited, as described in Section 5 hereof.

For purposes hereof, the “Equity Value” shall mean the average daily closing price of the Common Stock over a consecutive twenty (20) day trading period.

For purposes hereof, “Subsequent Public Offering” shall mean a firm commitment underwritten public offering of shares of the Company or other event the result of which is that shares of the Company are tradable on the New York Stock Exchange, American Stock Exchange, NASDAQ National Market or similar market system, in each case, after a Going Private Event.

For purposes hereof, “Investors” shall mean the “Investors” as defined in that certain Amended and Restated Purchase Agreement, dated March 17, 2008, by and between the Company and the other parties thereto, and their respective affiliates (not including the Company).

4. Effect of Change in Control.

Notwithstanding the vesting provisions contained in Section 3 above, but subject to the other terms and conditions contained in this Agreement, from and after a Change in Control (as defined below) the following provisions shall apply:

(a) If at the time of the Change in Control, the per share Fair Market Value of the Common Stock does not exceed the per share Option Price, then this Option, whether vested or unvested, shall immediately terminate in full and be of no further force or effect; and

(b) If at the time of the Change in Control, the per share Fair Market Value of the Common Stock exceeds the Option Price, then the Committee, in its sole discretion, may:

(i) provide the Optionee a reasonable amount of time (such period of time to be determined by the Committee in its sole discretion) to exercise the vested and unexercised portion of this Option that is outstanding at the time of the Change in Control and, if not exercised within such period, have this Option terminate in full and be of no further force or effect with respect to any unexercised portion of such Option (and the unvested portion of this Option shall be forfeited);

(ii) provide for the termination of this Option in exchange for payment to the Optionee of the excess of (x) the aggregate Fair Market Value of the Common Stock issuable pursuant to the vested portion of the Option that is outstanding and unexercised at the time of the Change in Control over (y) the aggregate Option Price for such vested portion of the Option (and the unvested portion of this Option shall be forfeited); or

(iii) if the Change in Control involves the merger or consolidation of the Company with or into another entity, provide for the substitution by the surviving entity or its direct or indirect parent of awards with substantially the same terms as this Option in accordance with Section 409A of the Code and Section 4(c) of the Plan.

(c) Notwithstanding the other provisions of this Section 4, if a Change in Control occurs, and after giving effect thereto (i) the Common Stock no longer trades on a United States securities exchange or trading market, and (ii) the Optionee’s employment is terminated by the Company or any of its Subsidiaries without Cause (as defined in Section 5 below) or the Optionee terminates his employment with “Good Reason” (as such term is defined below) in connection with the Change in Control, then any portion of Time-Based Options outstanding as of the termination of employment but not previously vested shall automatically accelerate and become vested. “Good Reason” with respect to the Optionee shall mean: (A) any material reduction in the Optionee’s position (including status, offices, titles or reporting requirements), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith; (B) any reduction of the Optionee’s base salary, or annual bonus opportunity then in effect, unless such reduction is consistent with similar reductions applied to other senior management of the Company, or (C) requiring the Optionee to relocate to any office or location that is more than forty (40) miles from the Company’s corporate offices in Minneapolis, other than to any other office or location that is within (40) miles from the location of the Company’s corporate offices, if the Company’s corporate offices are moved (or being moved) from Minneapolis to another location; provided that none of the events described in clauses (A), (B) and (C) shall constitute Good Reason hereunder unless (x) the Optionee shall have given written notice to the Company of the Optionee’s intent to terminate his employment with Good Reason within ninety (90) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice.

(d) For purposes of this Agreement, notwithstanding the definition of Change in Control in any other agreement or plan that may be applicable to the Optionee, “Change in Control” shall mean (i) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully-diluted basis, to an entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), or (iii) the merger, consolidation reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of the outstanding securities of the Company, as the case may be, immediately prior to such transaction, together with such holders’ affiliates and related parties, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction; provided, however, that the issuance of securities by the Company shall not, in any event, constitute a Change in Control, and for the avoidance of doubt a sale or other transfer or series of transfers of all or any portion of the securities of the Company held by the Investors and their affiliates and related parties shall not constitute a Change in Control unless such sale or transfer or series of transfers results in a entity or group (as defined in the Exchange Act) other than the Investors and their affiliates and related parties holding more than 50% in voting power of the outstanding securities of the Company.

5. Effect of Termination of Employment.

If the Optionee’s employment is terminated, the following shall apply:

(a) if the Optionee’s employment with the Company or any of its Subsidiaries is terminated for Cause (as defined below), any portion of the Option that has not been exercised on the date of the Optionee’s termination of employment, whether vested or unvested, shall be immediately forfeited;

(b) if the Optionee’s employment with the Company or any of its Subsidiaries is terminated by the Company without Cause or the Optionee terminates his employment with Good Reason, any portion of the Option that has not vested on the date of Optionee’s termination of employment shall be forfeited, and any portion of the Option that has vested may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is one hundred eighty (180) days after the date of the Optionee’s termination of employment;

(c) if the Optionee resigns without Good Reason or for any reason other than death or Disability (as defined below), any portion of the Option that has not vested on the date of the Optionee’s termination of employment shall be immediately forfeited, and any portion of the Option that has vested may be exercised until the earlier of (i) the Expiration Date, or (ii) the date that is thirty (30) days after the date of the Optionee’s termination of employment;

(d) if the Optionee’s employment with the Company or any of its Subsidiaries is terminated due to a Disability (as defined below), any portion of the Option that has not vested on the date of Optionee’s termination of employment and that does not vest pursuant to Section 5(f) shall be forfeited, and any portion of the Option that has vested, or that vests pursuant to Section 5(f) below, may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is twelve (12) months after the later of the date of the Optionee’s termination due to Disability or the date of any subsequent vesting pursuant to Section 5(f) below; and

(e) if the Optionee’s employment with the Company or any of its Subsidiaries is terminated due to death, any portion of the Option that has not vested on the date of Optionee’s termination of employment and that does not vest pursuant to Section 5(f) shall be forfeited, and any portion of the Option that has vested, or that vests pursuant to Section 5(f) below, may be exercised by the Optionee’s personal representative or the administrators of the Optionee’s estate or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution until the earlier of (i) the Expiration Date and (ii) the date that is twelve (12) months after the later of the date of the Optionee’s death or the date of any subsequent vesting pursuant to Section 5(f) below.

(f) if the Optionee’s employment with the Company or any of its Subsidiaries is terminated due to a Disability (as defined below) or death, then (x) upon such termination, the portion of such Time-Based Option that otherwise, absent such termination, would vest during the 12-month period following the date of such termination shall vest on the date of termination, and (y) the Performance-Based Option shall vest through any Performance-Vesting Date that occurs during the 12-month period following the date of termination. The number of Time-Based Options deemed exercisable upon termination shall be calculated after giving effect to the acceleration of vesting specified in this clause (f).

Notwithstanding anything to the contrary in (d) or (e) of this Section 5, if the date on which the Optionee ceases to be an employee of the Company or any of its Subsidiaries due to Disability or death is within six (6) months of the Grant Date of the Option, and the Optionee is an officer or director of the Company subject to Section 16(b) of the Exchange Act, this Option shall not become fully exercisable until six (6) months and one day after the Grant Date.

For purposes of this Agreement, “Cause” shall mean (A) Optionee’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the Optionee reports or the Board that are within the Optionees’s control and consistent with Optionee’s status with the Company and his duties and responsibilities hereunder (except for a failure that is attributable to Optionee’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Optionee of such failure, (B) fraud or material dishonesty in the performance of Optionee’s duties hereunder, (C) an act or acts on Optionee’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (D) an indictment of Optionee for a felony under the laws of the United States or any state thereof, (E) Optionee’s willful misconduct or gross negligence in connection with Optionee’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Board, (F) Optionee’s material breach of the Company’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to Optionee, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board, or (G) Optionee’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement (the “Post-Employment Restriction Agreement”) which breach has an adverse effect on the Company.

For purposes of this Agreement, “Disability” shall mean that Optionee becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform his duties. Any question as to the existence of the Disability of Optionee as to which Optionee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Optionee and the Company. If Optionee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Optionee shall be final and conclusive for all purposes of the Agreement

6.	Forfeiture and Repayment Provisions.

(a) This Option shall automatically terminate on the thirty-first (31st) day following the Grant Date if the Optionee has not, prior to such date, properly and timely executed, and delivered to the Company, this Option and each other document required to be executed by Optionee in connection with Optionee’s receipt of this Option.

(b) The right to exercise this Option shall be conditional upon the fact that the Optionee has read and understood the forfeiture and repayment provisions set forth in this Section 6, that the Optionee has not engaged in any misconduct or acts contrary to the Company as described below, and that the Optionee has no intent to leave employment with the Company or any of its Subsidiaries for the purpose of engaging in any activity or providing any services which are contrary to the spirit and intent of the Post-Employment Restriction Agreement.

(c) The Company is authorized to suspend or terminate this Option and any other outstanding stock option held by the Optionee prior to or after termination of employment if the Optionee engages in any conduct agreed to be avoided pursuant to the Post-Employment Restriction Agreement. If, at any time during the applicable restriction period described in the Post-Employment Restriction Agreement, the Optionee engages in any conduct agreed to be avoided pursuant to the Post-Employment Restriction Agreement, then any gain (without regard to tax effects) realized by the Optionee from the exercise of this Option, in whole or in part, shall be paid by the Optionee to the Company. The Optionee consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Optionee to the extent of the amounts the Optionee owes the Company hereunder.

(d) Misconduct.

(i) The Company is authorized to suspend or terminate this Option and any other outstanding stock option held by the Optionee prior to or after termination of employment if the Company reasonably determines that during the Optionee’s employment with the Company or any of its Subsidiaries:

(1) The Optionee knowingly participated in misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Optionee or of the Always Honest compliance program or similar program of the Company; or

(2) The Optionee was aware of and failed to report, as required by any code of ethics of the Company applicable to the Optionee or by the Always Honest compliance program or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Optionee or of the Always Honest compliance program or similar program of the Company.

(ii) If, at any time after the Optionee exercises this Option, in whole or in part, the Company reasonably determines that the provisions of Section 6(c) applies to the Optionee, then any gain (without regard to tax effects) realized by the Optionee from such exercise shall be paid by the Optionee to the Company. The Optionee consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Optionee to the extent of the amounts the Optionee owes the Company under this Section 6.

7.	Method of Exercising Option; Payment of Option Price; Delivery of Purchased Shares.

(a) Subject to the terms and conditions of this Agreement, the Optionee may exercise the Option by following the procedures established by the Company from time to time. In addition, the Optionee may exercise the Option by written notice to the Company as provided in Section 10(l) of this Agreement that states (i) the Optionee’s election to exercise the Option, (ii) the Grant Date of the Option, (iii) the Option Price of the shares, (iv) the number of shares as to which the Option is being exercised, (v) the manner of payment and (vi) the manner of payment for any income tax withholding amount. The notice shall be signed by the Optionee or the Person or Persons exercising the Option. The notice shall be accompanied by payment in full of the Option Price for all shares designated in the notice. To the extent that the Option is exercised after the Optionee’s death, the notice of exercise shall also be accompanied by appropriate proof of the right of such Person or Persons to exercise the Option.

(b) Payment of the Option Price shall be made to the Company through one or a combination of the following methods; provided, that in each such case, such payment method is not prohibited by, or contrary to, any loan document to which the Company is a party:

(i) cash, in United States currency (including check, draft, money order or wire transfer made payable to the Company);

(ii) if the Committee, in its sole discretion, allows such an exercise, by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Option by the number of shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(iii) delivery (either actual delivery or by attestation) of shares of Common Stock acquired by the Optionee more than six (6) months prior to the date of exercise having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price (only full shares of Common Stock shall be utilized for payment purposes). The Optionee shall represent and warrant in writing that the Optionee is the owner of the shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions, and the Optionee shall duly endorse in blank all certificates delivered to the Company.

(c) Upon any exercise of the Option, and subject to the payment of the Option Price under Section 7(b) and of all tax obligations under Section 8, the Company shall deliver the shares purchased in book entry form. The shares purchased shall be registered in the name of the Optionee, the Optionee’s transferee, or if the Optionee so requests, in writing at the time of exercise, jointly in the name of the Optionee and another person with rights of survivorship. If the Optionee dies, the shares purchased shall be registered in the name of the person entitled to exercise the Stock Option in accordance with the Plan.

8. Taxes; Accounting Treatment.

(a) The Optionee acknowledges that the Optionee will consult with his personal tax adviser regarding the income tax consequences of exercising the Option or any other matters related to this Agreement. If the Optionee is employed by the Company or any of its Subsidiaries, in order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the Optionee’s sole and absolute responsibility, are withheld or collected from the Optionee.

(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee, the Optionee may elect to satisfy any applicable tax withholding obligations arising from the exercise of the Option by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), or (ii) delivering to the Company shares of Common Stock acquired by the Optionee more than six (6) months prior to the date of exercise having a Fair Market Value equal to the amount of such taxes (only full shares of Common Stock shall be utilized for payment purposes) in accordance with the provisions set forth in Section 7(b)(ii); provided, that in each such case, such method for satisfying the applicable tax withholding obligations is not prohibited by, or contrary to, any loan document to which the Company is a party. The Optionee’s election must be made on or before the date that the amount of tax to be withheld is determined.

(c) The Company acknowledges and agrees that for tax and accounting purposes, the Option will be treated the same as all other non-qualified stock options issued by the Company that contain substantially the same performance vesting features.

9. Adjustments.

In the event that the Company engages in a transaction such that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the shares covered by the Option, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, the terms of this Option (including, without limitation, the number and kind of shares subject to this Option and the Option Price) shall be adjusted as set forth in Section 4(c) of the Plan.

Upon a Change in Control, the Committee may, in its sole discretion, adjust the terms of this Option (including, without limitation, the number and kind of shares subject to this Option and the Option Price) by taking any of the actions permitted under this Agreement and in accordance with Section 4(c) of the Plan.

10. General Provisions.

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon the Optionee’s request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

(b) No Rights as a Shareholder. Neither the Optionee nor the Optionee’s legal representatives shall have any of the rights and privileges of a shareholder of the Company with respect to the shares of Common Stock subject to the Option unless and until such shares are issued upon exercise of the Option. Except as expressly provided by the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of any purchased shares and the delivery of any certificate or certificates for such shares.

(c) No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving the Optionee the right to be retained as an employee of the Company or any of its Subsidiaries. In addition, the Company or any of its Subsidiaries, as applicable, may at any time dismiss the Optionee from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(d) Termination of the Plan; No Right to Future Grants. By entering into this Agreement, the Optionee acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that each grant of an option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when the option shall be granted, the number of shares subject to each option, the Option Price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (d) that the Optionee’s participation in the Plan is voluntary; (e) that the Option is not part of normal and expected compensation for purposes of calculating any severance, resignation, bonuses, pension or retirement benefits or similar payments; (g) that the right to purchase Common Stock ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (h) that the future value of the Option is unknown and cannot be predicted with certainty; (i) that if the underlying shares do not increase in value, the Option will have no value; and (j) the foregoing terms and conditions apply in full with respect to any prior option grants to the Optionee.

(e) Option Not Transferable.

(i) Except as otherwise provided by the Plan or by the Committee, the Option shall not be transferable other than by will or by the laws of descent and distribution and the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or, if permissible under applicable law, by the Optionee’s guardian or legal representative. The Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Option shall be void and unenforceable against the Company or any Subsidiaries of the Company.

(ii) None of the purchased shares acquired pursuant to the exercise of this Option shall be assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended.

(f) Reservation of Shares. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(g) Securities Matters. The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(h) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Optionee.

(i) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Optionee and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Optionee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(j) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(k) Governing Law; Arbitration. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Minneapolis, Minnesota pursuant to the Federal Arbitration Act and in accordance with the then-prevailing National Rules of Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The AAA shall select a sole arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be chosen as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is chosen, and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator shall render his or her final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction location within the State of Minnesota, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Minnesota over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(l) Notices. The Optionee should send all written notices regarding this Agreement or the Plan to the Company at the following address:

MoneyGram International, Inc.
EVP, General Counsel & Secretary
1550 Utica Avenue South, MS GHQ 8020
Minneapolis, MN 55416

(m) Amendments. The Company may amend this Agreement at any time; provided that, subject to Section 9 hereof and Section 7 of the Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made without the Optionee’s consent, if such action would materially diminish any of the Optionee’s rights under this Agreement; provided, however, the Company may amend this Agreement in such manner as it deems necessary to comply with applicable laws.

(n) Entire Agreement. This Agreement and the Plan and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

(o) Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(p) Optionee Undertaking. The Optionee agrees to take such additional action and execute such additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed either on the Optionee or upon this Option pursuant to the provisions of this Agreement.

(q) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(r) Confidentiality. The Optionee agrees to maintain the confidentiality of the existence and terms of this Option; provided, however, that the Optionee may disclose, on a confidential basis, the existence and terms of this Option to his spouse, accountant and legal counsel and to the extent required by law or legal process.

* * * * * * * *

By signing below, the Optionee accepts this Option and the terms and conditions in this Agreement and the Plan.

MONEYGRAM INTERNATIONAL, INC.

By:
Title:

OPTIONEE

Signature:

Print Name: Jeffrey Woods

[THIS IS THE SIGNATURE PAGE TO THE NON-QUALIFIED STOCK OPTION AGREEMENT BETWEEN THE
ABOVE-REFERENCED PARTIES]

Exhibit C

Severance Agreement

EXECUTION COPY
EXHIBIT C

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (the “Agreement”) dated as of      , 2009 by and between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and permitted assigns under this Agreement, the “Company”) and Jeffrey Woods (“Executive”).

The Company will employ Executive as its Executive Vice President and Chief Financial Officer effective as of the date hereof;

Executive’s employment with the Company is at-will;

The Company is willing to provide Executive with severance benefits described in this Agreement and the benefits provided by the MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (“Option Agreement”) as consideration for Executive’s agreement to provide services to the Company and Executive’s agreement to enter into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement.

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

1.	Definitions.

(a) “Cause” shall mean (A) Executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the Executive reports or the Board of Directors of the Company (the “Board”) that are within Executive’s control and consistent with Executive’s status with the Company and his duties and responsibilities hereunder (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Executive of such failure, (B) fraud or material dishonesty in the performance of Executive’s duties hereunder, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (D) an indictment of Executive for a felony under the laws of the United States or any state thereof, (E) Executive’s willful misconduct or gross negligence in connection with Executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Board, (F) Executive’s material breach of the Company’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to Executive, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board, or (G) Executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement which breach has an adverse effect on the Company.

(b) “Disability” shall exist if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(c) “Good Reason” shall mean: (A) any material reduction in Executive’s position (including status, offices, titles or reporting requirements), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith; (B) any reduction of Executive’s base salary, or annual bonus opportunity then in effect, unless such reduction is consistent with similar reductions applied to other senior management of the Company, or (C) requiring Executive to relocate to any office or location that is more than forty (40) miles from the Company’s corporate offices in Minneapolis, other than to any other office or location that is within (40) miles from the location of the Company’s corporate offices, if the Company’s corporate offices are moved (or being moved) from Minneapolis to another location; provided that none of the events described in clauses (A), (B) and (C) shall constitute Good Reason hereunder unless (x) Executive shall have given written notice to the Company of Executive’s intent to terminate his employment with Good Reason within ninety (90) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice.

2. At-Will Employment. Executive’s employment is at-will and may be terminated by either Executive or Company at any time and for any reason.

3. Termination by the Company without Cause or by Executive with Good Reason. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive terminates his employment with Good Reason, Executive shall be entitled to receive the following payments, each of which shall at all times be made so as to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):

(a) Salary Severance. A sum equal to Executive’s then current monthly base salary multiplied by twelve, which, subject to Section 5 hereof, shall be payable in equal monthly installments on the last day of each month over the twelve (12)-month period following the date of termination of employment and in accordance with the Company’s normal payroll practices in effect as of the date of Executive’s termination of employment;

(b) Bonus Severance. Provided that the Company actually achieves performance goals for the applicable performance period necessary for participants in the Company’s Management Incentive Plan (the “MIP”) to receive cash bonuses pursuant to the MIP with respect to such performance period and that such cash bonuses are actually paid, a sum equal to a pro rata portion (based on the period between the beginning of the applicable performance period and the date of termination of Executive’s employment) of Executive’s cash bonus (up to Executive’s cash bonus at target level) under the MIP payable for the year in which the termination of employment occurs, which, subject to Section 5 hereof, shall be paid in a lump sum payable when such cash bonus under the MIP is regularly paid to other MIP participants for such year, and which amount shall in no event exceed a pro rata portion of Executive’s annual target incentive opportunity for such year under the MIP; and

(c) Health and Life Insurance. Subject to Section 5 hereof, continuation of Executive’s health insurance coverage (including coverage for Executive’s dependents to the extent covered prior to Executive’s termination of employment) and life insurance coverage for a period of one year following Executive’s termination of employment.

Executive acknowledges and agrees that Executive shall not be entitled to any payment or other benefit pursuant to this Agreement in the event Company terminates Executive’s employment for Cause or in the event Executive resigns his employment for any reason other than Good Reason or in the event of Executive’s death or Disability.

Executive acknowledges and agrees that as a condition precedent to receiving any payments pursuant to this Severance Agreement, Executive shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following Executive’s termination of employment, a waiver and release substantially in the form attached hereto as Exhibit A and the applicable revocation period set forth in such release shall have expired.

4. Miscellaneous.

(a) No Duplication. Executive acknowledges and agrees that Executive shall not be entitled to receive any separation payments under any other Company’s severance or similar policies.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof, to the extent Minnesota laws are not preempted by the Employee Retirement Income Security Act of 1974.

(c) Severance Pay Plan Statement. Subject to Section 5 hereof, this Agreement shall be administered and interpreted in accordance with the MoneyGram International, Inc. Severance Pay Plan Statement.

(d) Entire Agreement/Amendments. This Agreement and the other agreements, plans and documents referenced herein contain the entire understanding of the parties with respect to the provision of any severance rights, payments or benefits by Company to Executive. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to preserve such rights and obligations.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

MoneyGram International, Inc.
1550 Utica Avenue South, Suite 100
Minneapolis, Minnesota 55416
Attention: Chairman of the Human Resources and Nominating Committee of the Board

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5. Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5(b) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c. Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) all such expenses or reimbursements shall be made in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

d. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Title:

EXECUTIVE

Signature:

Jeffrey Woods

[SIGNATURE PAGE TO THE SEVERANCE AGREEMENT
BETWEEN THE ABOVE-REFERENCED PARTIES]

Exhibit A
RELEASE

This RELEASE (“Release”) is dated as of                             between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and assigns, the “Company”), and Jeffrey Woods (“Executive”).

WHEREAS, the Company and Executive previously entered into a Severance Agreement dated July      , 2009 (the “Severance Agreement”); and

WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective                                 ; and

WHEREAS, pursuant to the Severance Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Severance Agreement, to which Executive understands and acknowledges he may not otherwise be entitled without executing this Release, the Company and Executive agree as follows:

1. Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, hereby releases and forever discharges the Company, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from the following:

a.	All claims arising out of or relating to Executive’s employment with the Company and/or Executive’s separation from that employment.

b.	All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

c.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

d.	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Executive’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

e.	All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites.

f.	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

g.	All claims for attorneys’ fees, costs, and interest.

2. The Company acknowledges and agrees that Executive does not release any claims that the law does not allow to be waived by private agreement.

3. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

4. Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company.

5. Executive reaffirms his agreement to the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement to which Executive is a party.

6. Executive acknowledges that he has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of his choice and at his own expense. In the event Executive elects to sign this Release Agreement prior to this twenty-one (21) day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. Executive further understands that he has fifteen (15) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by               within the fifteen (15) day period. Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms. Executive acknowledges that in deciding whether to sign this Release, he has not relied upon any statements made by the Company or its agents. Executive further acknowledges that he has not relied on any legal, tax or accounting advice from the Company or its agents in deciding whether to sign this Release.

7. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Minnesota, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

Jeffrey Woods

Exhibit D

Employee Trade Secret, Confidential Information
and Post-Employment Restriction Agreement

EXECUTION COPY
EXHIBIT D

EMPLOYEE TRADE SECRET, CONFIDENTIAL INFORMATION
AND POST-EMPLOYMENT RESTRICTION AGREEMENT

Employee:
Jeffrey Woods

Employer: MoneyGram International, Inc., including its direct and indirect subsidiaries, affiliates, predecessors, successors and permitted assigns.

Effective as of the date on which Employee signs this Agreement, Employee agrees as follows:

1.	Acknowledgments.

1.1 Employer is currently engaged in the following businesses:

(a) providing payment services through independent agents and Employer-owned retail locations in the United States and internationally, which payment services include, but are not limited to, money transfers, money orders, bill payment services, stored value cards and related products and services;

(b) providing payment services via the Internet, kiosks, automated teller machines and other unmanned media in the United States and internationally, which payment services include, but are not limited to, money transfers, money orders, bill payment services, stored value cards and related products and services;

(c) providing bill payment services in the United States and internationally to industries that include, but are not limited to, the credit card, debit card, mortgage, automobile finance, telecommunications, satellite television, cable television, property management and collection industries;

(d) processing of official checks and provision of related services for financial institutions, either directly or through trusts or other business entities; and

(e) providing banking and processing services for payments such as rebates/refunds, gift certificates and government payments.

1.2 Employer conducts its business and is engaged in competition in a nationwide market; in the case of its money transfer businesses, Employer’s business and competition are conducted globally.

1.3 Employer desires to protect its legitimate proprietary interests, including but not limited to its confidential business information and trade secrets.

2.	Consideration.

Employee acknowledges that for and in consideration of the agreements and covenants made herein, Employer has agreed to (i) award a non-qualified stock option (“Option”) to Employee pursuant to a MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (“Option Agreement”) and (ii) enter into a Severance Agreement (“Severance Agreement”) with Employee.

Employee further acknowledges that he has had an opportunity to review this Agreement, the Severance Agreement and the Option Agreement in their entirety and to consult with Employee’s attorney and other advisors prior to signing this Agreement.

3.	Trade Secrets and Confidential Information and Related Covenants.

3.1 During the course of Employee’s employment, he has had and will have access to and gain knowledge of the highly confidential and proprietary information (“Confidential Information”) and trade secrets which are the property of Employer, or which Employer is under an obligation not to disclose, including but not necessarily limited to the following: information regarding the Employer’s clients and prospective clients, information regarding Employer’s development of enhanced or new payment services, the financial terms of Employer’s contracts and proposed contracts, the expiration dates of such contracts, the key contact individuals at each client location, the transaction volume and business features of each client and/or location, business plans, marketing plans and financials, reports, data, figures, margins, statistics, analyses and other related information, and any other information of whatever nature which gives Employer an opportunity to obtain a competitive advantage over its competitors who do not know or use it. In addition, Employer’s Confidential Information and trade secrets include the means by which Employer provides its services including but not limited to its organizational structure, technology, management systems, software and computer systems.

3.2 Employee agrees to use best efforts and the utmost diligence to guard and protect Employer’s trade secrets and Confidential Information, and Employee agrees that Employee will not, during or after the period of Employee’s employment by Employer, use or disclose, directly or indirectly, any of Employer’s trade secrets or Confidential Information which Employee may develop, obtain or learn about during or as a result of Employee’s employment by Employer, unless previously authorized to do so by Employer in writing. Employee acknowledges that the Confidential Information and trade secrets are owned and shall continue to be owned by the Employer and that misuse, misappropriation or disclosure of this information could cause irreparable harm to Employer both during and after the term of Employee’s employment.

4.	Post-Employment Competitive Activities and Related Covenants.

4.1 Definitions: For purposes of Section 4, the following terms have the meanings indicated:

(a) A “Conflicting Product or Service” means any product, or process, or service in existence or under development, which is the same as or similar to or improves upon or competes with or is intended to replace or serve as an alternative to, a product, process, or service rendered by Employer or which is under development by Employer or the subject of a pending acquisition or license by Employer or as to which Employer is actively negotiating to provide services through a business alliance relationship, and

(i) which Employee either worked on, performed or sold during his last twenty-four (24) months of employment by Employer; or

(ii) about which Employee acquired Confidential Information as a result of his employment by Employer.

(b) A “Conflicting Organization” means any business that is a Customer (as defined below), or any other person or organization (including one owned in whole or in part by Employee) which is engaged in or is about to become engaged in the research on, or the development, production, marketing or sale of a Conflicting Product or Service.

(c) A “Specific Conflicting Organization” shall mean the businesses identified in Section 4.3.

(d) A “Customer” means any current customer or agent or any prospective or former customer or agent of Employer with which Employee had any contact or about which Employee had access to Confidential Information or trade secrets at any time during the twenty-four (24) months preceding Employee’s termination of employment with Employer.

4.2 Employment with a Conflicting Organization. Employee agrees that, for a period of twelve (12) months following Employee’s termination of employment, and in exchange for the consideration described in Section 2 of this Agreement, he shall not accept employment or otherwise render services as an employee, trustee, principal, agent, consultant, partner, director, officer or substantial stockholder of any Conflicting Organization (as defined above) unless Employee first obtains written consent to such engagement from Employer.

4.3 Employment with Specific Conflicting Organizations. In addition to the restrictions imposed upon Employee with respect to employment with a Conflicting Organization described in Section 4.2, Employee acknowledges that, in consideration of the particular nature and scope of the business of The Western Union Company, Fiserv, Inc., Euronet Worldwide, Global Payments, Inc., Coinstar, Inc. and Walmart Stores, Inc. (collectively, “Specific Conflicting Organizations”), those businesses’ intersection with Employer’s core business and market strategies, and Employee’s key responsibilities for Employer, Employee agrees that, for a period of twelve (12) months following Employee’s termination of employment, in exchange for the consideration described in Section 2 of this Agreement, Employee shall not accept employment or otherwise render services as an employee, trustee, principal, agent, consultant, partner, director, officer or substantial stockholder of any Specific Conflicting Organization, or any of its/their subsidiaries, affiliates, or related companies, unless Employee first obtains written consent to such engagement from Employer.

4.4 Interference with Existing Employment or Similar Relationships. During and for a period of twelve (12) months after termination of his employment with Employer, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever, directly or indirectly hire or cause any third party to hire, recruit, solicit or induce any employee, contractor, consultant or representative of Employer to terminate his, her or its relationship with the Employer. Employee further agrees that, during such time, if a person who is employed by Employer contacts Employee about prospective employment, Employee will inform such person that Employee cannot discuss the matter without informing Employer and obtaining permission for such discussions in writing from Employer.

4.5 Interference with Customer Relationships. During and for a period of twelve (12) months after termination of his employment with Employer, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever, directly or indirectly interfere with, attempt to influence or otherwise affect Employer’s commercial relationships with any Customer (as defined above). Employee further agrees that, during such time, if a Customer contacts Employee about discontinuing business with Employer or otherwise changing an existing commercial relationship with Employer, Employee will inform such Customer that Employee cannot discuss the matter without informing Employer and obtaining permission for such discussions in writing from Employer.

4.6 Remedies.

(a) Injunctive Relief. Employee acknowledges that the damages which may arise from a breach of Sections 4.2, 4.3, 4.4 and/or 4.5 of this Agreement are irreparable and difficult to prove with certainty. If any covenant contained in Sections 4.2, 4.3, 4.4 and/or 4.5 is breached, in addition to other legal remedies which may be available (which shall include but not be limited to any actual damages suffered by Employer), Employer shall be entitled to an immediate injunction from a court of competent jurisdiction to end such breach, without further proof of damage. The parties agree that the venue for such action shall be Minneapolis, Minnesota, and Minnesota law shall govern this Agreement and any proceedings to enforce it. Employer shall be entitled to reimbursement from Employee of its costs and expenses, including reasonable attorneys’ fees, incurred in enforcing this Agreement.

(b) Forfeiture and Repayment.

(i) Pursuant to Section 6 of the Option Agreement, Employer is authorized to suspend or terminate the Option and any other outstanding stock option held by the Employee prior to or after termination of employment if Employee engages in any conduct agreed to be avoided pursuant to any of the covenants contained in sections 4.2, 4.3, 4.4 and/or 4.5 of this Agreement. Further, if at any time within twelve (12) months after the date of Employee’s termination of employment, Employee engages in any conduct agreed to be avoided pursuant to any of the covenants contained in sections 4.2, 4.3, 4.4 and/or 4.5 of this Agreement, then any gain (without regard to any tax effects) realized by the Employee from the exercise of the Option, in whole or in part, shall be paid by Employee to Employer, and the Employee consents to the deduction from any amounts Employer owes to the Employee to the extent of the amounts the Employee owes the Employer under Section 6 of the Option Agreement and this Section. Employee agrees to make such payment within thirty (30) days of receipt of a written demand received from Employer pursuant to this Section.

(ii) Employee agrees that Employer shall be entitled to initiate judicial proceedings seeking the payment described in Section 4.6(b)(i) if Employee fails or otherwise refuses to make such payment upon receiving written notice from Employer of the obligation to repay. The parties agree that the venue for such action shall be Minneapolis, Minnesota, and Minnesota law shall govern this Agreement and any proceedings to enforce it. Employer shall be entitled to reimbursement from Employee of its costs and expenses, including reasonable attorneys’ fees, incurred in enforcing Employee’s obligation under this Agreement.

5.	Discoveries, Inventions, Improvements and Works by Employee.

5.1 During Employee’s employment with Employer, Employee will promptly report to Employer all designs, developments, discoveries, inventions, improvements or works (collectively “Inventions”) of whatsoever nature conceived or made by Employee. All such Inventions and the patent, copyright, trade secret and other intellectual property rights therein which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer. Whenever requested by Employer whether during or subsequent to Employee’s employment, Employee agrees to execute any papers Employer deems necessary for the protection of Employer’s interest in any Invention and the patent, copyright and other intellectual property rights therein.

5.2 If Employee is or at any time becomes a resident of California, Delaware, Illinois, Kansas, Minnesota, North Carolina, Utah or Washington, then the provisions of Section 5.1 shall not apply to any Invention conceived or made by Employee in that state for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless:

(a) the Invention relates directly to the business of Employer, or to Employer’s actual or demonstrably anticipated research or development, or

(b) the Invention results from any work performed by Employee for Employer.

6.	Non-Disparagement of Employer.

Employee will not make disparaging statements about Employer or its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders (including their respective members, managers, and partners), officers, directors, agents, employees, products or services.

7.	Return of Documents and Other Property.

Employee shall return, prior to or on Employee’s employment termination date, all of Employer’s property and information within Employee’s possession. Such property includes, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, cellular telephones, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to Employer and any and all copies thereof. Moreover, Employee is strictly prohibited from making copies, or directing copies to himself through e-mail or other transmission, of any of Employer’s property covered by this section.

8.	Severability.

If any provision of this Agreement is held to be unenforceable, the remainder of the Agreement shall not be affected thereby, but shall remain valid and enforceable, and such provision shall be sufficiently narrowed so as to make it enforceable.

9.	Entire Agreement.

This Agreement, the Severance Agreement and the Option Agreement contain the entire agreement between Employer and Employee relating to the subject matter hereof and thereof and supersede any prior Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement(s) between Employee and Employer. If any provision of any agreement, plan, program, policy arrangement or other written document between or relating to Employer and Employee conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

10.	Assignment.

Employee agrees and acknowledges that the rights and obligations described in this Agreement, including the right to enforce Employee’s covenants described in Section 4, are assignable by Employer, without notice to Employee, and without Employee’s consent or agreement.

11.	No Waiver Implied.

The waiver by any party to this Agreement of a breach by the other party of any provision shall not operate as or be construed as a waiver of any subsequent breach of this Agreement.

12.	Survival.

The duties and obligations of Employee contained in this Agreement shall survive Employee’s termination of employment with Employer.

I have read the above, understand its contents and agree to all conditions.

Employee:

Date:

Name: Jeffrey Woods

MONEYGRAM INTERNATIONAL, INC.

Date:	By:

Name:
Title:

[SIGNATURE PAGE TO THE EMPLOYEE TRADE SECRET, CONFIDENTIAL INFORMATION AND POST-EMPLOYMENT
RESTRICTION AGREEMENT]